UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G

                Under the Securities and Exchange Act of 1934







                  Litchfield Financial Corporation

           --------------------------------------------------------------------
                                (Name of Issuer)


                      Common Stock, $.01 par value

           --------------------------------------------------------------------
                         (Title of Class of Securities)


                                  536619109
           --------------------------------------------------------------------
                                 (CUSIP Number)

          Check the following box if a fee is being paid with this statement o. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent of or less of such class.) (See Rule 13-d-7).

          *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

          The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities and Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                               Page 2 of 5 Pages

CUSIP No. 536619109                                     SCHEDULE 13G
          ---------

-------------------------------------------------------------------------------

1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Donald R. Dion, Jr.
-------------------------------------------------------------------------------

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) o
                                                         N/A             (b) o
-------------------------------------------------------------------------------

3         SEC USE ONLY


-------------------------------------------------------------------------------

4         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

-------------------------------------------------------------------------------

Number    5     SOLE VOTING POWER
of
shares
benefic
-ially
owned by
each
reporting
person
with
          ---------------------------------------------------------------------

          6     SHARED VOTING POWER

                N/A
          ---------------------------------------------------------------------

          7     SOLE DISPOSITIVE POWER


          ---------------------------------------------------------------------

          8     SHARED DISPOSITIVE POWER

                N/A
-------------------------------------------------------------------------------

9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


-------------------------------------------------------------------------------

10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          N/A

-------------------------------------------------------------------------------

11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


-------------------------------------------------------------------------------


12        TYPE OF REPORTING PERSON

            IN
-------------------------------------------------------------------------------

                                                               Page 3 of 5 Pages

CUSIP No. 536619109                                     SCHEDULE 13G
          ---------


Item 1(a)   Name of Issuer:
--------    ---------------

            Litchfield Financial Corporation

Item 1(b) Address of Issuer's principal executive offices:
--------- ------------------------------------------------
            789 Main Road
            Stamford, VT 05352

Item 2(a) Name of person filing:
--------  ----------------------
            Donald R. Dion

Item 2(b) Address of principal business office or, if none, residence:
--------- ------------------------------------------------------------
            c/o Litchfield Financial Corporation
            789 Main Road
            Stamford, VT  05352

Item 2(c)   Citizenship:
---------   ------------
            United States

Item 2(d) Title of class of securities:
--------- -----------------------------
            Common Stock, $.01 par value

Item 2(e) CUSIP Number:
--------- -------------
            536619109

Item 3      If Statement  filed  pursuant to Rule 13d-1(b) or 13d-2(b),  check
------      ------------------------------------------------------------------
            whether the person filing is a:
            -------------------------------
            (a)   o  Broker or Dealer

            (b)   o  Bank

            (c)   o  Insurance Company

            (d)   o  Investment Company

            (e)   o  Investment Advisor

            (f)   o  Employee Benefit Plan, Pension Fund or Endowment Fund

                                                               Page 4 of 5 Pages

CUSIP No. 536619109                                     SCHEDULE 13G
          ---------


            (g)   o  Parent Holding Company

            (h)   o  Group

Item 4      Ownership:
------      ----------
            (a)   Amounts beneficially owned:   N/A
                  ---------------------------
            (b)   Percent of class:  N/A
                  -----------------
            (c)   Number of shares as to which such person has:
                  ---------------------------------------------
                  (i)  sole power to vote or to direct the vote:  N/A

                  (ii) shared power to vote or to direct the vote: N/A

                  (iii) sole power to dispose or to direct the disposition of: N/A

                  (iv) shared power to dispose or to direct the disposition
                       of: N/A

Item 5      Ownership of 5% or Less of a Class:
------      ----------------------------------

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following X
                          ---

 Item 6     Ownership of more than 5% on behalf of another person:
 ------     -----------------------------------------------------

            Not applicable.

Item 7      Identification and classification of the subsidiary which acquired
------      ------------------------------------------------------------------
            the security being reported on by the Parent Holding Company:
            -------------------------------------------------------------
            Not applicable.

Item 8      Identification and classification of members of the Group:
------      ---------------------------------------------------------

            Not applicable.

Item 9      Notice of Dissolution of Group:
------      ------------------------------

            Not applicable.

Item 10     Certification:
-------     --------------
            Not applicable.

                                                               Page 5 of 5 Pages

CUSIP No. 536619109                                     SCHEDULE 13G
          ---------



                                    SIGNATURE
                                    ---------

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated:    2/6/98                /s/ Donald R. Dion,Jr.
          ------               -----------------------
                                    Donald R. Dion





149501-1